QUAKER INVESTMENT TRUST
                        SUB-INVESTMENT ADVISORY AGREEMENT

     THIS AGREEMENT is made as of the 1st day of July, 2002, between Quaker Investment Trust (the "Trust"), Quaker Funds, Inc. a registered investment adviser and Investment Adviser to each series of the Trust (the "Fund Manager") and Sectoral Asset Management, Inc., a Canadian corporation (the "Sub-Adviser").

                                    RECITALS

     WHEREAS, the Trust is organized under the laws of the state of Massachusetts as an unincorporated business trust operating and registered as an open-end management investment company of the series type under the Investment Company Act of 1940, as amended (the "1940 Act");

     WHEREAS, the Trust is authorized by its Amended and Restated Declaration of Trust and by-laws to issue separate Portfolios of shares representing interests in separate investment portfolios (the "Portfolios");

     WHEREAS, The Trust has authorized the issuance of shares of beneficial interest in, among others, a Portfolio known as the Quaker Global Biotech + Fund (the "Fund");

     WHEREAS, Sub-Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Adviser's Act") and engages in the business of asset management;

     WHEREAS, the Trust has retained Fund Manager to furnish investment advisory services to each series of the Trust, including the Fund, pursuant to a written agreement for such services;

     WHEREAS, the Fund Manager desires to retain Sub-Adviser to furnish day-to-day investment advisory services to the Fund pursuant to the terms and conditions of this Agreement, Sub-Adviser is willing to so furnish such services, and the Trust has approved such engagement;

     NOW THEREFORE, in consideration of the foregoing and the agreements and covenants herein contained, the parties hereto, intending to be legally bound, agree as follows:

1.   Appointment
     -----------

     The Trust and Fund Manager hereby appoint the Sub-Adviser to provide day-to-day investment advisory services to the Fund for the periods and on the terms set forth in this Agreement. Sub-Adviser accepts the appointment and agrees to furnish the services herein set forth for the compensation herein provided.

2.   Delivery of Documents
     ----------------------

     The Trust and/or Fund Manager have furnished Sub-Adviser with properly certified or authenticated copies of each of the following:

     a. The Trust's Amended and Restated Declaration of Trust as filed with the Commonwealth of Massachusetts;

     b.   The Trust's Amended and Restated By-Laws;

     c.   Resolutions  of  the  Trust's  Board  of  Trustees   authorizing   the
          appointment of Sub-Adviser and approving this Agreement;

     d.   The  Trust's  most  current   Registration   Statement  on  form  N-1A
          promulgated under the 1940 Act and under the Securities Act of 1933, as amended (the "1933 Act");

     e. The Trust's current Prospectus and Statement of Additional Information (together called the "Prospectus");

     f. All compliance policies and/or procedures adopted by the Board of Trustees of the Trust that are applicable to the operations of the Fund; and

     g.   Any  other  investment   policies,   procedures  and/or   restrictions
          applicable to the operations of the Fund.

     The Trust and/or Fund Manager will furnish Sub-Adviser with properly certified or authenticated copies of all amendments of or supplements to the foregoing at the same time as such documents are required to be filed with the SEC and/or state authorities, or at such time as officially adopted by the Board of Trustees of the Trust.

3.   Management
     ----------

     Subject to the supervision of the Trust's Board of Trustees and Fund Manager, Sub-Adviser will provide a continuous investment program for the Fund, including investment research and management with respect to all securities, investments, cash and cash equivalents in the Fund. Sub-Adviser will determine from time to time what securities and other investments will be purchased, retained or sold by the Fund. Sub-Adviser will provide the services under this Agreement in accordance with the Fund's investment objectives, policies and restrictions as such are set forth in the Fund's prospectus from time to time; provided that the Trust and/or the Fund Manager shall provide the Sub-Adviser reasonable advance notice of any change to such objectives, policies and restrictions. Sub-Adviser further agrees that it will use its reasonable efforts to:

     (a) Conform its activities with respect to its activities under this Agreement in all material respects to all applicable rules and regulations adopted by the U.S. Securities and Exchange Commission (the "SEC") and will, in addition, conduct its activities under this agreement in accordance with the regulations of any other federal and state agency which may now or in the future have jurisdiction over its activities under this Agreement;

     (b) Place orders pursuant to its investment determinations for the Fund either directly with the respective issuers or with any broker or dealer. In placing orders with brokers or dealers, Sub-Adviser will attempt to obtain the best execution of its orders under the circumstances. Consistent with this obligation, when Sub-Adviser believes two or more brokers or dealers are comparable in execution quality, Sub-Adviser may prefer: (I) brokers and dealers who provide Sub-Adviser with research advice and other services, or who recommend or sell Trust shares, and (II) brokers who are affiliated with the Fund, Adviser, and/or Sub-Adviser; provided, however, that in no instance will portfolio securities be purchased from or sold to Sub-Adviser in principal transactions. The Board of Trustees of the Trust has adopted procedures pursuant to Rule 17a-7 and Rule 17e-1 with respect to transactions between the Fund and affiliated persons and the Fund and Affiliated broker/dealers, respectively; and

     (c) Provide, at its own cost, all office space, facilities and equipment necessary for the conduct of its advisory activities on behalf of the Fund.

4.   Services not Exclusive
     ----------------------

     (a) Services to Other Funds. The advisory services to be furnished by Sub-Adviser hereunder are not to be considered exclusive, and Sub-Adviser shall be free to furnish similar services to others so long as its services to the Fund under this Agreement are not materially impaired thereby.

     (b) Status of Sub-Adviser. Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and not an agent for the Trust, the Fund or the Fund Manager and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust, Fund or Fund Manager in any way.

5.   Books and Records
     -----------------

     In compliance with Rule 31a-3 promulgated under the 1940 Act, Sub-Adviser hereby agrees that all records which it maintains for the benefit of the Fund are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund's request. Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 promulgated under the 1940 Act, the records required to be maintained by it pursuant to Rule 31a-1 promulgated under the 1940 Act resulting from the services to the Fund provided by Sub-Adviser pursuant to Section 3 of this Agreement.

6.   Expenses
     --------

     During the term of this Agreement, Sub-Adviser will pay all expenses incurred by it in connection with its investment advisory services furnished to the Fund other than the costs of securities and other investments (including brokerage commissions and other transaction charges) purchased or sold for the Fund.

7.   Compensation
     ------------

     The Fund Manager will pay to Sub-Adviser, and Sub-Adviser will accept as full compensation for its services rendered hereunder, an investment advisory fee, computed at the end of each month and payable within five (5) business days thereafter, equal to the annual rate of ___ % of the average daily net assets of the Fund. All parties to this Agreement do hereby authorize and instruct the Fund's Administrator, Citco-Quaker Fund Services, Inc., or its successor, to provide a calculation each month of the gross amount due the Sub-Advisor and to remit such fee payments directly to Sub-Adviser. In the event that Sub-Adviser's services to the Fund begin or end at a time other than the beginning or end of a month, fees payable to the Sub-Adviser will be prorated for that portion of the month during which services were actually provided.

     During  the term of this  Agreement,  Sub-Adviser  may,  from time to time, waive receipt of some or all of its fee and/or reimburse the Fund for other expenses incurred by the Fund in order to assist the Fund to maintain a certain overall expense ratio, such expense ratio to be determined by the Sub-Adviser at its discretion. Sub-Adviser is under no obligation to waive receipt of its fees, reimburse the Fund for expenses, or attempt in any manner to maintain any predetermined expense cap. Such actions and/or waivers on the part of Sub-Adviser are entirely voluntary. However, in the event Sub-Adviser does undertake such waivers and/or reimbursements, Sub-Adviser may recover such waived fees and/or reimbursed expenses, at Sub-Adviser's discretion, at any time for a period of thirty-six months subsequent to the time such waiver or reimbursement is made.

8.   Limitation of Liability
     -----------------------

     Sub-Adviser shall not be liable for any error of judgment, mistake of law or for any other loss suffered by the Fund in connection with the performance of this Agreement, except a loss resulting from a breach of Sub-Adviser's fiduciary duty with respect to the receipt of compensation for services or a loss to the Fund resulting from willful malfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations or duties under this Agreement.

9.   Duration and Termination
     ------------------------

     This Agreement shall become effective as of the date first written above and, unless sooner terminated as provided herein, shall continue in effect for two years. Thereafter, this Agreement shall be renewable for successive periods of one year each, provided such continuance is specifically approved annually:

(a) By the vote of a majority of those members of the Board of Trustees who are not parties to the Agreement or interested persons of any such party (as that term is defined in the 1940 Act), cast in person at a meeting called for the purpose of voting on such approval; and

(b) By vote of either the Board of Trustees or a majority (as that term is defined in the 1940 Act) of the outstanding voting securities of the Fund.

     Notwithstanding the foregoing, this Agreement may be terminated by the Trust or by Adviser or by Sub-Adviser at any time upon sixty (60) days written notice, without payment of any penalty. Any such termination by the Trust must be authorized by vote of the Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund. This Agreement will automatically terminate in the event of its assignment (as that term is defined in the 1940
Act).

10.  Amendment of this Agreement
     ---------------------------

     No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by a written instrument signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No material amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the Fund's outstanding voting securities (as defined in the 1940 Act).

11.  Miscellaneous
     -------------

     The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby. This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto and their respective successors.

12.  Counterparts
     ------------

     This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original, and all of which, together, shall constitute one Agreement.

13.  Governing Law
     -------------

     This Agreement shall be construed in accordance with, and governed by, the laws of the Commonwealth of Pennsylvania.

14.  Notices
     -------

     Except as otherwise provided in this Agreement, any notice or other communication required by or permitted to be given in connection with this Agreement will be in writing and will be delivered in person or sent by first class mail, postage prepaid or by prepaid overnight delivery service to the respective parties as follows:

If to the Trust:                         If to the Sub-Adviser:
----------------                         ----------------------

Quaker Investment Trust                 Sectoral Asset Management, Inc.
1288 Valley Forge Road, Suite 76        1000 Sherbrooke St., West, Suite 2120
Valley Forge, PA  19482                 Montreal, Quebec H3A 3G4
Attn:  Jeffrey H. King, Sr.             Attn:  Mr. Martin Noel
Chairman                                Title: Director of Marketing

If to the Fund Manager:
----------------------

Quaker Funds, Inc.
1288 Valley Forge Road, Suite 71
Valley Forge, PA  19482
Attn:  Kevin J. Mailey
President

15.  Disclosures
     -----------

     Neither the Trust, the Fund nor the Fund Manager shall, without the written consent of Sub-Adviser, which consent shall not be unreasonably withheld, make representations regarding the Sub-Adviser or any of its affiliates in any disclosure document, advertisement, sales literature or other promotional materials. The Sub-Adviser shall respond in writing within five (5) business days of receipt of any written request for prior written consent and in the event Sub-Adviser does not so respond, Sub-Adviser shall be deemed to have consented to the disclosure document, advertisement, sales literature or other promotional materials submitted in writing to the Sub-Adviser.

16.  Non-Liability of Trustees and Shareholders
     ------------------------------------------

     All obligations of the Fund hereunder shall be binding only upon the assets of the Fund and shall not be binding upon any trustee, officer, employee, agent or shareholder of the Fund. Neither the authorization of any action by the Trustees or shareholders of the Fund nor the execution of this Agreement on behalf of the Fund shall impose any liability upon any trustee, officer or shareholder of the Fund.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first written above.



Attest:                             QUAKER INVESTMENT TRUST


-----------------------------       -----------------------------
By: Laurie Keyes                    By:  Jeffry H. King, Sr.
Title:  Secretary                   Title: Chairman



Attest:                             QUAKER FUNDS, INC.


-----------------------------       ----------------------------------
By:  __________________________     By:  Kevin J. Mailey
Title: _________________________    Title: President


Attest:                             SECTORAL ASSET MANAGEMENT, INC.


------------------------------      -------------------------------------
By:  ___________________________    By:  Jerome Pfund
Title:  __________________________  Title:  President